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                                                               EXHIBIT (a)(1)(v)
                                 August 3, 2000

To Brokers, Dealers, Commercial
Banks, Trust Companies and
Other Nominees:

                          MOTORVAC TECHNOLOGIES, INC.
                           OFFER TO PURCHASE FOR CASH
                   UP TO 1,612,166 SHARES OF ITS COMMON STOCK

                   THE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE
           AT 5:00 P.M., EASTERN TIME, ON FRIDAY, SEPTEMBER 15, 2000,
                          UNLESS THE OFFER IS EXTENDED.

     We are enclosing the material listed below relating to the offer of MotorVac Technologies, Inc., a Delaware corporation, to purchase up to 1,612,166 shares of its Common Stock, $0.01 par value (the "Shares"), at a price of $3.50 per Share (the "Purchase Price"), net to the seller in cash, upon the terms and subject to the conditions set forth in the enclosed Offer to Purchase, dated August 3, 2000 (the "Offer to Purchase"), and in the related Letter of Transmittal (which together constitute the "Offer"). MotorVac will purchase all Shares validly tendered and not withdrawn, upon the terms and subject to the conditions described in the Offer to Purchase.

     The Purchase Price will be paid in cash, net to the seller, with respect to all Shares purchased. THE OFFER IS NOT CONDITIONED UPON ANY MINIMUM NUMBER OF SHARES BEING TENDERED. THE OFFER IS, HOWEVER, SUBJECT TO OTHER CONDITIONS. SEE "THE OFFER -- SECTION 5. CERTAIN CONDITIONS OF THE OFFER" OF THE OFFER TO PURCHASE.

     We are asking you to contact your clients for whom you hold Shares registered in your name (or in the name of your nominee) or who hold Shares registered in their own names. Please bring the Offer to their attention as promptly as possible.

     For your information and for forwarding to your clients, we are enclosing the following documents:

     1. The Offer to Purchase, dated August 3, 2000.

     2. The Letter of Transmittal for your use and for the information of your clients, including Guidelines for Certification of Taxpayer Identification Number on Substitute Form W-9 providing information relating to backup federal income tax withholding.

     3. A letter to stockholders of the Company from the President of the Company.

     4. The Notice of Guaranteed Delivery to be used to accept the Offer if the Shares and all other required documents cannot be delivered to the Depositary by the Expiration Date (as defined in the Offer to Purchase) or the procedures for book-entry transfer, as set forth in the Offer to Purchase, cannot be completed by the Expiration Date.

     5. A letter which may be sent to your clients for whose accounts you hold Shares registered in your name or in the name of your nominee, with space for obtaining such client's instructions with regard to the Offer.

     For purposes of the Offer, the Company will be deemed to have accepted tendered Shares for payment if and when the Company gives oral or written notice to the Depositary of acceptance of the Shares for payment. In all cases, payment for Shares accepted for payment pursuant to the Offer will be made only after timely receipt by the Depositary of (a) certificates for Shares or timely confirmation of a book-entry transfer of the Shares, if book-entry transfer is available, into the Depositary's account at The Depository Trust Company pursuant to the procedures set forth in "The Offer --
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To Brokers, Dealers, Commercial
Banks, Trust Companies and
Other Nominees:
Page 2

Section 2. Procedure for Tendering Shares" of the Offer to Purchase, (b) the Letter of Transmittal (or exact copy), properly completed and duly executed and
(c) any other documents required by the Letter of Transmittal.

     The Company will not pay any fees or commissions to any broker or dealer or other person (other than the Depositary as described in the Offer to Purchase) in connection with the solicitation of tenders of Shares pursuant to the Offer. However, the Company will, upon request, reimburse you for customary mailing and handling expenses incurred by you in forwarding the enclosed materials to your clients.

     The Company will pay or cause to be paid any stock transfer taxes payable on the transfer of shares to the Company, except as otherwise provided in Instruction 6 of the enclosed Letter of Transmittal.

     WE URGE YOU TO CONTACT YOUR CLIENTS AS PROMPTLY AS POSSIBLE. PLEASE NOTE THAT THE OFFER AND WITHDRAWAL RIGHTS EXPIRE AT 5:00 P.M., EASTERN TIME, ON FRIDAY, SEPTEMBER 15, 2000, UNLESS THE OFFER IS EXTENDED.

     In order to take advantage of the Offer, a duly executed and properly completed Letter of Transmittal (or exact copy), with any required signature guarantees, and any other required documents should be sent to the Depositary and certificates representing the tendered Shares should be delivered, or the Shares should be tendered by book-entry transfer, according to the instructions set forth in the Letter of Transmittal and the Offer to Purchase.

     If holders of Shares wish to tender, but it is impracticable for them to forward their certificates or other required documents prior to the expiration of the Offer, they may tender by following the guaranteed delivery procedures described in "The Offer -- Section 2. Procedure for Tendering Shares" of the Offer to Purchase.

     NEITHER MOTORVAC NOR ITS BOARD OF DIRECTORS MAKES ANY RECOMMENDATION TO YOU AS TO WHETHER TO TENDER OR REFRAIN FROM TENDERING YOUR SHARES. YOU MUST MAKE YOUR OWN DECISION AS TO WHETHER TO TENDER YOUR SHARES AND, IF SO, HOW MANY SHARES TO TENDER. WE HAVE BEEN ADVISED THAT NO CONTINUING DIRECTOR OR EXECUTIVE OFFICER OF MOTORVAC INTENDS TO TENDER ANY SHARES PURSUANT TO THE OFFER. SEE "SPECIAL FACTORS -- SECTION 3. PURPOSE OF THE OFFER; CERTAIN EFFECTS OF THE OFFER; PLANS OF THE COMPANY AFTER THE OFFER."

     Any questions, requests for assistance or requests for additional copies of the enclosed materials may be directed to the Company at the address and telephone number set forth on the back cover of the enclosed Offer to Purchase.

                                         Very truly yours,

                                         U.S. STOCK TRANSFER CORPORATION

     NOTHING CONTAINED HEREIN OR IN THE ENCLOSED DOCUMENTS SHALL CONSTITUTE YOU THE AGENT OF MOTORVAC, OR THE DEPOSITARY, OR AUTHORIZE YOU OR ANY OTHER PERSON TO USE ANY DOCUMENT OR MAKE ANY STATEMENT ON BEHALF OF ANY OF THEM IN CONNECTION WITH THE OFFER OTHER THAN THE DOCUMENTS ENCLOSED HEREWITH AND THE STATEMENTS CONTAINED THEREIN.

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